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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               ANSOFT CORPORATION

It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is Ansoft Corporation.

         2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and substituting in lieu of said Article the following new Article:

                  FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 26,000,000 shares which shall be divided as follows: (i) 25,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"); and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). The designations and the powers, preferences and relative, participating, optional or other rights of the capital stock and the qualifications, limitations or restrictions thereof are as follows:

                        A.       COMMON STOCK PROVISIONS

                           1. Voting Rights. Except as otherwise required by law or expressly provided herein, the holder of each share of the Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation.

                           2. Dividend Rights. The holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

                           3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the preferential rights, if any, of any outstanding Preferred Stock, such preferential rights to be determined by the Board, the holders of the Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

                        B.       PREFERRED STOCK PROVISIONS

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                           The Board of Directors is hereby expressly
                           authorized, at any time or from time to time, to divide any or all of the shares of Preferred Stock into one or more series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of such series, so as to distinguish it from the shares of all other series and to fix and determine the voting rights (which may be full, limited, multiple or fractional or none), designations, preferences, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the Preferred Stock of such series, to the fullest extent now or hereafter permitted by the laws of the State of Delaware; provided, however that neither the terms of the class nor any such series shall be established by the Board of Directors without the approval of the holders of the series Preferred Stock then outstanding, voting separately as a class, if such approval would then be required by law to authorize a class or series of stock having such terms, and until such approval shall have been obtained the class or any such series of Preferred Stock shall not be deemed to be authorized. The Board of Directors may in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued shares of Preferred Stock for consideration of such character and value as the Board of Directors shall from time to time fix or determine.

         3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on October 6, 1997

                                                  ANSOFT CORPORATION

                                                  By: /s/ Nicholas Csendes
                                                     ----------------------
                                                       Nicholas Csendes
                                                          President

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